UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 13, 2017 (October 11, 2017)

STELLUS CAPITAL INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-00971	46-0937320
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 292-5400

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2017, Stellus Capital Investment Corporation (the “Company”) entered into a Senior Secured Revolving Credit Agreement (the “Credit Agreement”), dated as of October 10, 2017, by and among the Company, ZB, N.A., dba Amegy Bank (“Amegy”), Cadence Bank, N.A., Frost Bank, Stifel Bank and Trust, Texas Capital Bank National Association, CommunityBank of Texas, N.A., Woodforest National Bank, Whitney Bank and other lenders from time to time party thereto.

The Credit Agreement provides for borrowings up to a maximum aggregate principal amount of $140.0 million on a committed basis, with availability thereunder subject to the number and value of portfolio investments and assets included in a borrowing base and otherwise specified in the Credit Agreement. The Credit Agreement has an accordion feature that allows the Company to increase the aggregate commitments up to $195.0 million, subject to new or existing lenders agreeing to participate in the increase and other customary conditions. There can be no assurances that existing lenders will agree to such an increase, or that additional lenders will join the credit facility to increase available borrowings. The Company may borrow amounts in U.S. dollars or certain other permitted currencies, with borrowings in currencies other than U.S. dollars limited to $30 million in the aggregate.

Borrowings under the Credit Agreement bear interest, subject to the Company’s election, on a per annum basis equal to (i) LIBOR plus 2.50% (with a LIBOR floor of zero) or (ii) 1.50% plus an alternate base rate based on the highest of the prime rate, federal funds rate plus 0.5%, or one month LIBOR plus 1.0% (with a LIBOR floor of zero). The Company pays unused commitment fees of 0.50% per annum on the unused lender commitments under the Credit Agreement. Interest is payable quarterly in arrears. The availability period under the Credit Agreement expires on October 10, 2020, followed by a one-year amortization period and a final maturity date under the Credit Agreement of October 10, 2021.

The Credit Agreement is secured by a first-priority security interest in substantially all of the Company’s assets and portfolio investments, but excluding, for example, the Company’s interests in its SBIC subsidiary. Certain of the Company’s subsidiaries will also guarantee the obligations of the Company under the Credit Agreement and pledge substantially all of their assets as security. The security interests and guarantee are being granted and provided pursuant to a Guarantee and Security Agreement dated as of October 10, 2017, by and among the Company, ZB, N.A., dba Amegy Bank, as administrative agent and collateral agent, and the Company’s taxable blocker subsidiaries party thereto.

The Credit Agreement includes certain customary affirmative and negative covenants for secured revolving credit facilities of this nature, including but not limited to (i) maintaining a minimum liquidity test, (ii) maintaining an asset coverage ratio of at least 2.0 to 1.0, (iii) maintaining minimum shareholder’s equity, (iv) maintaining an interest coverage ratio of 2.0 to 1.0, and (v) complying with certain limitations on the incurrence of additional indebtedness and liens. The Credit Agreement also contains certain customary events of default, including but not limited to nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, and change in control.

The lenders under the Credit Agreement, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory, or other services for the Company.

In connection with entering into the Credit Agreement with Amegy, the Company also intends to enter into a customary custody agreement with Amegy, subject to approval by the Company’s board of directors.

The above summary is not complete and is qualified in its entirety by the full text of the Credit Agreement and the Guarantee and Security Agreement, which are filed as exhibits hereto.

Item 1.02	Termination of a Material Definitive Agreement.

On October 11, 2017, in conjunction with securing and entering into the new Credit Agreement, the Company terminated its senior secured revolving credit facility with SunTrust Bank, as administrative agent and a lender, and the other lenders party thereto.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 (with the exception of the information in the penultimate paragraph of Item 1.01) is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Senior Secured Revolving Credit Agreement, dated as of October 10, 2017.
10.2	Guarantee and Security Agreement, dated as of October 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 13, 2017	STELLUS CAPITAL INVESTMENT CORPORATION

		By:	/s/ W. Todd Huskinson
W. Todd Huskinson
Chief Financial Officer

Exhibit Index

10.1	Senior Secured Revolving Credit Agreement, dated as of October 10, 2017.
10.2	Guarantee and Security Agreement, dated as of October 10, 2017.